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                                                                  EXHIBIT 8.4(C)


                                     FORM OF
                            INDEMNIFICATION AGREEMENT

    INDEMNIFICATION AGREEMENT (the "Agreement") made by and between SCUDDER KEMPER INVESTMENTS, INC., a Delaware corporation ("SKI"), with a principal place of business in Boston, Massachusetts and KEMPER INVESTORS LIFE INSURANCE COMPANY, an Illinois corporation (the "Company"), with a principal place of business in One Kemper Drive, Long Grove, Illinois, on behalf of one or more separate accounts of the Company, as set forth on Schedule A hereto, as it may be amended from time to time upon written notice to the Fund in accordance with Paragraph 9 herein (the "Account").
         WHEREAS, SKI has caused to be organized Scudder Variable Life Investment Fund (the "Fund"), a Massachusetts business trust created under a Declaration of Trust dated March 15, 1985, as amended, the beneficial interest in which is divided into several series, each designated a "Portfolio" and representing the interest in a particular managed portfolio of securities, each of which series (except Money Market Portfolio) is divided into two classes of shares of beneficial interest; and
         WHEREAS, the purpose of the Fund is to act as the investment vehicle for the separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies which have entered into indemnification agreements substantially identical to this Agreement; and
         WHEREAS, the parties desire to express their agreement as to certain other matters;

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

         1.       Additional Definitions.
         For purposes of this Agreement, the following definitions shall apply:
                  (a) "Shares" means shares of beneficial interest, without par value, of any class of any Portfolio, now or hereafter created, of the Fund.
         2.       Access to Other Products.
         SKI shall permit an Account to participate in any registered investment company other than the Fund which is intended as the funding vehicle for insurance products and for which SKI or an affiliate of SKI acts as investment adviser, on the same basis as other insurance companies are permitted to participate in such a registered investment company. This provision shall not







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require SKI to make available to the Company shares of any investment company which is organized solely as the funding vehicle for insurance products offered by a single insurance company or a group of affiliated insurance companies.
         3.       Right to Review and Approve Sales Materials.
         The Company shall furnish, or shall cause to be furnished, to SKI or its designee, at least 10 days prior to its intended use, each piece of promotional material in which SKI or the Fund is named. No such material shall be used unless SKI or its designee shall have approved such use in writing, or 10 days shall have elapsed without approval, rejection or objection since receipt by SKI or its designee of such material.
         SKI shall furnish, or shall cause to be furnished, to the Company or its designee, at least 10 days prior to its intended use, each piece of promotional material in which the Company or its separate account(s) is named. No such material shall be used unless the Company or its designee shall have approved such use in writing, or 10 days shall have elapsed without approval, rejection or objection since receipt by the Company or its designee of such material.
         4.       Sales Organization Meetings.
         Representatives of SKI or its designee shall meet with the sales organizations of the Company at such reasonable times and places as may be agreed upon by the Company and SKI or its designee for the purpose of educating sales personnel about the Fund.
         5.       Administration of Separate Accounts
         (a) Administrative services to owners of variable life insurance policies and/or variable annuity contracts issued by the Company shall be the responsibility of the Company and shall not be the responsibility of SKI. SKI recognizes the Company as the sole shareholder of Fund Shares issued under the Participation Agreement, dated as of the _____ day of _______, 1998, by and between the Company on behalf of its separate accounts and the Fund (the "Participation Agreement"). From time to time, SKI may pay amounts from its past profits to the Company for providing certain administrative services for the Fund or its Portfolios, or for providing owners of variable life insurance policies and/or variable annuity contracts with other services that relate to the Fund. These services may include, among other things, aggregating allocation, transfer, and liquidation orders of the Accounts, printing and mailing to owners of variable life insurance policies and/or variable annuity contracts copies of the Portfolios'







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prospectuses and other materials that the Fund is required by law or otherwise to provide to its shareholders, but that the Company is not otherwise required to provide to owners of variable life insurance policies and/or variable annuity contracts, providing financial consultants with advice with respect to inquiries related to the Portfolios (not including information about performance or related to sales), and such other related services as the Fund and the Company may from time to time agree. In consideration of the savings resulting from such arrangement, and to compensate the Company for its costs, SKI agrees to pay the Company an amount equal to ____ basis points (___%) per annum of the average aggregate amount invested by the Company in the Portfolios under the Participation Agreement. Payment of such amounts by SKI will not increase the fees paid by the Fund, the Portfolios or their shareholders.

         (b) The parties agree that SKI's payments to the Company are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

         (c) For the purposes of computing the administrative fee reimbursement contemplated hereby, the average aggregate amount invested by the Company over a one-month period shall be computed by totaling the Company's aggregate investment (Share net asset value multiplied by total number of Shares held by the Company) on each business day during the month and dividing by the total number of business days during each month.

         (d) SKI will calculate the reimbursement of administrative expenses at the end of each calendar quarter and will make such reimbursement to the Company within thirty (30) days thereafter. The reimbursement check will be accompanied by a statement showing the calculation of the monthly amounts payable to SKI and such other supporting data as may be reasonably requested by the Company.

         6.       Duration.

                  This Agreement shall continue in force until terminated in accordance with the following provisions:
         (a) At the option of the Company or SKI at any time upon 180 days' notice, unless a shorter time is agreed to by the parties;

         (b) Contemporaneously with the termination of the Participation Agreement;







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         (c)      In the event this Agreement is assigned without the prior
                  written consent of the Company and SKI. Termination shall be effective immediately upon such occurrence without notice.

                  Provided, however, the obligation of each party hereto to indemnify the other party hereto shall continue with respect to all losses, claims, damages, liabilities or litigation based upon the acquisition of Shares purchased as the funding vehicle for any variable life insurance policy or variable annuity contract issued by the Company or any affiliated insurance company.
         7.       Indemnification.

         (a) The Company agrees to indemnity and hold harmless SKI and each of its directors and officers and each person, if any, who control SKI within the meaning of Section 15 of the Securities Act of 1933 (the "Act") or any person controlled by or under common control with SKI ("affiliate") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which SKI or such directors, officers or affiliate may become subject under the Act, under any other statute, at common law or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by the Company, any of its employees or representatives, any affiliate of or any person acting on behalf of the Company or a principal underwriter of its insurance products, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering Shares or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to SKI or the Fund by the Company; provided, however, that in no case (i) is the Company's indemnity in favor of a director or officer or any other person deemed to protect such director or officer or other person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of obligations and duties under this Agreement or (ii) is the Company to be liable under its indemnity agreement contained in this Paragraph 7 with respect to any claim made against SKI








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or any person indemnified unless SKI or such person, as the case may be, shall have notified the Company in writing pursuant to Paragraph 9 within a reasonable time after the summons or other first legal process giving information of the nature of the claims shall have been served upon SKI or upon such person (or after SKI or such person shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to SKI or any person against whom such action is brought otherwise than on account of the indemnity agreement contained in this Paragraph 7. The Company shall be entitled to participate, at its own expense, in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if it elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to SKI, its officers and directors, or to any affiliates, defendant or defendants in the suit. In the event that the Company elects to assume the defense of any such suit and retain such counsel, SKI, such officers and directors or affiliates, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them, but, in case the Company does not elect to assume the defense of any such suit, the Company will reimburse SKI, such officers and directors or affiliates, defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by them. The Company agrees promptly to notify SKI pursuant to Paragraph 9 of the commencement of any litigation or proceedings against it or any of its directors or officers in connection with the issue and sale of any Shares.
         (b) SKI agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act or any person controlled by or under common control with the Company ("affiliate") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which it or such directors, officers or affiliate may become subject under the Act, under any other statute, at common law or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by SKI, any of its employees or representatives, any affiliate of or any person acting on behalf of SKI or a principal underwriter of the Fund, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering Shares or any amendment thereof or supplement thereto or the omission or alleged omission to state





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therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to the Fund or the Company by SKI; provided, however, that in no case (i) is SKI's indemnity in favor of a director or officer or any other person deemed to protect such director or officer or other person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of obligations and duties under this Agreement or (ii) is SKI to be liable under its indemnity agreement contained in this Paragraph 7 with respect to any claims made against the Company or any person indemnified unless the Company or such person, as the case may be, shall have notified SKI in writing pursuant to Paragraph 9 within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon it or upon such director, officer, or controlling person (or after the Company or such director, officer or controlling person shall have received notice of such service on any designated agent), but failure to notify SKI of any claim shall not relieve it from any liability which it may have to the Company or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this Paragraph 7. SKI will be entitled to participate, at its own expense, in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if SKI elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Company, its directors, officers or affiliates, defendant or defendants, in the suit. In the event SKI elects to assume the defense of any such suit and retain such counsel, the Company, its directors, officers or affiliates, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them, but, in case SKI does not elect to assume the defense of any such suit, it will reimburse the Company or such directors, officers or affiliates, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. SKI agrees promptly to notify the Company pursuant to Paragraph 8 of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any Shares.
         (c) SKI agrees to indemnify and hold harmless the Company and each of its directors and officers against any and all losses, claims, damages, liabilities or litigation arising from the






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imposition of additional federal income taxes on the Company or any policyholder and/or contract holder solely as a result of a Final Determination that any Portfolio has failed (x) to comply with the diversification requirements of section 817(h) of the Internal Revenue Code of 1986, as amended (the "Code"), relating to the diversification requirements for variable annuity, endowment and life insurance contracts, or (y) to qualify as a regulated investment company within the meaning of section 851 of the Code; provided, however, that (i) SKI shall have no liability under this Paragraph 7(c) if such failure is caused by a third party who is not an employee or agent of SKI (e.g., the Fund's custodian or another service provider), and (ii) in no case is SKI's indemnity under this Paragraph 7(c) deemed to protect any person against any liability to which that person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of that person's duties or by reason of reckless disregard by that person of obligations under this Agreement.
         The Company agrees that if the Internal Revenue Service asserts in writing in connection with any governmental audit or review of the Company or, to the Company's knowledge, of any policyholder and/or contract holder, that any Portfolio has failed to comply with the diversification requirements of section 817(h) of the Code or the Company otherwise becomes aware of any facts that could give rise to any claim against SKI as a result of such a failure or alleged failure, (i) the Company shall promptly notify SKI pursuant to Paragraph 9 of such assertion or potential claim; (ii) the Company shall consult with SKI as to how to minimize any liability that may arise as a result of such failure or alleged failure; (iii) the Company shall use its best efforts to minimize any liability of SKI for indemnification resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations Section 1.817-5(a)(2), to the Commissioner of the Internal Revenue Service that such failure was inadvertent; provided, however, this Paragraph 7(c) shall not be construed to require the Company to jeopardize its or any policyholder's and/or contract holder's standing or position with respect any such failure or alleged failure; (iv) the Company shall permit SKI and its legal and accounting advisors to participate in any conferences, settlement discussions or other administrative or judicial proceedings or contests (including judicial appeals thereof) with the Internal Revenue Service, any policyholder and/or contract holder or any other claimant regarding any claims that could give rise to indemnification by SKI as a result of such a failure or alleged failure; (v) any







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written materials to be submitted by the Company to the Internal Revenue
Service, any policyholder and/or contract holder or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the Internal Revenue Service pursuant to Treasury Regulations Section 1.817-5(a)(2)), shall be provided by the Company to SKI (together with any supporting information or analysis, but excluding any privileged materials) at least 10 business days prior to the day on which such proposed materials are to be submitted; (vi) the Company shall provide SKI and its advisors with such cooperation as SKI shall reasonably request (including, without limitation, by permitting SKI and its accounting and legal advisors to review the relevant books and records of the Company) in order to facilitate SKI's review of any written submissions provided to it pursuant to the preceding clause or its assessment of the validity or amount of any claim against it arising from such a failure or alleged failure; (vii) the Company shall not with respect to any claim of the IRS or any policyholder and/or contract holder that would give rise to a claim for indemnification against SKI
(a) compromise or settle any claim, (b) accept any adjustment on audit, or (c) forego any allowable judicial appeals, without the express written consent of SKI, which shall not be unreasonably withheld, provided that the Company shall not be required to appeal any adverse judicial decision unless SKI shall have provided an opinion of independent counsel to the effect that a reasonable basis (consistent with Formal Opinion 85-352 of the American Bar Association) exists for taking such appeal; and (viii) SKI shall have no liability as a result of such failure or alleged failure if the Company fails to comply with any of the foregoing clauses (i) through (vii). Should SKI refuse to give its written consent to any compromise or settlement of any claim or liability hereunder, the Company may, in its discretion, authorize SKI to act in the name of the Company in, and to control the conduct of, such conferences, discussions, proceedings, contests or appeals and all administrative or judicial appeals thereof, and in that event SKI shall bear the fees and expenses associated with the conduct of the proceedings that it is so authorized to control.
         For purposes of this Paragraph 7(c), "Final Determination" shall mean, with respect to any claim, a settlement of such claim (including the acceptance of an adjustment proposed by the Internal Revenue Service) or a decision of a court of competent jurisdiction with respect to such





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claim that has become final after either the (i) exhaustion of allowable appeals or (2) expiration of the time to take any such appeal with respect to the claim.

         8.       Massachusetts Law to Apply.

         This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

         9.       Notices.

         Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

         If to SKI:
                  Scudder Kemper Investments, Inc.
                  Two International Place
                  Boston, Massachusetts 02110
                  (617) 295-2275
                  Attn: David B. Watts

         If to the Company:

                  Kemper Investors Life Insurance Company
                  One Kemper Drive
                  Long Grove, Illinois 60049
                  Attn: General Counsel

         10.      Miscellaneous.

         The captions in the Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.






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          IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the __________ day of __________, 1998.

SEAL                                   SCUDDER KEMPER INVESTMENTS, INC.

                                       By:_____________________________
                                               David S. Lee
                                               Authorized Officer


SEAL                                   KEMPER INVESTORS LIFE
                                       INSURANCE COMPANY

                                       By:____________________________
                                               Name:
                                               Title:






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                                   SCHEDULE A
                          TO INDEMNIFICATION AGREEMENT



Separate Account(s) of the Company

KILICO Variable Separate Account - 2

















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